Exhibit 99.1

Contacts:	Volcom, Inc.	PondelWilkinson Inc.
	Doug Collier	David Stankunas (310) 279-5975; dstankunas@pondel.com
	Chief Financial Officer	Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
(949) 646-2175
VOLCOM ACQUIRES ELECTRIC VISUAL, A LEADING ACTION SPORTS EYEWEAR BRAND
– Strategic Move Creates Union of Best of Class Brands and
Accelerates Volcom’s Growth and Diversification Strategy –
COSTA MESA, CA – January 16, 2008 – Volcom, Inc. (NASDAQ: VLCM) today announced it has reached an agreement on an all-cash offer to acquire privately held Electric Visual Evolution, one of the most recognized and respected eyewear brands in action sports.
Under the terms of the agreement, Volcom shall pay to Electric shareholders $25.25 million in cash upon the closing of the transaction, subject to certain indemnities and post-closing adjustments. Electric shareholders also will be eligible to earn up to an additional $21.0 million over the next three years upon achieving certain financial milestones. Electric will operate as a wholly owned subsidiary of Volcom and will be maintained as a stand-alone brand.
Known for its volt logo, Electric is a core action sports lifestyle brand. The company’s growing product line includes sunglasses, goggles, t-shirts, bags, hats, belts and other accessories. Electric, which achieved net sales of approximately $23.5 million in 2007, has an established global platform which will serve as the foundation for further growth. The company was founded in 2000 by industry veterans Kip Arnette and Bruce Beach and is headquartered in Orange County, California.
“We are very excited about this partnership,” said Richard Woolcott, Volcom’s president and chief executive officer. “Electric is a powerful brand with a lot of potential, and together, we look forward to leveraging each other’s strengths and expertise.”

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“Culturally, Electric is a perfect fit for our company,” Woolcott continued. “We’ve known the Electric team for a long time, and we recognize they share the same passion and love for action sports as we do here at Volcom. Our companies are very much on the same wavelength, sharing similarities in product distribution, marketing efforts and a strong commitment to quality and innovation. Everyone here is stoked to welcome Electric into the Volcom family.”
“We believe this partnership will enable us to take the Electric brand to the next level,” said Bruce Beach, co-president and chief executive officer of Electric. “We are very excited about working closely with the Volcom team to grow our existing eyewear business and further expand into new product categories. Additionally, this partnership will enable us to grow our retail relationships and to continue to strengthen our operational capabilities.”
“Volcom has an amazing team and an incredible heritage in the action sports industry,” said Kip Arnette, co-president and chief design officer of Electric Visual. “We could not have hoped to partner with anyone more capable on an operational level and more in-line with us culturally, than Volcom.”
The acquisition, which is expected to be earnings per share neutral in 2008, expands Volcom’s leadership in action sports and provides important product diversification opportunities. According to a 2006 SIMA Retail Distribution Study, sunglasses are viewed as the most important accessory category by retailers. Electric currently sells 29 sunglass styles in 213 SKUs under three core price-point categories as well as 6 snow goggle styles in 63 SKUs. The company has maintained careful, controlled product distribution in core action sports, lifestyle, sporting goods and sunglass specialty stores.
Volcom senior management will discuss the acquisition of Electric during its presentation today, January 16, 2008, at the 10th Annual ICR XChange Conference at 3:55 p.m. PST at the St. Regis Monarch Beach Resort in Dana Point, California. The presentation is open to all interested parties through a live audio Webcast accessible on the investor relations section of Volcom’s Web site, www.volcom.com/investorrelations/, where it will be archived and available for 30 days following the presentation.
With respect to the transaction, Wachovia Capital Markets, LLC acted as financial advisor to Volcom and Imperial Capital, LLC acted as financial advisor to Electric. Latham & Watkins LLP acted as legal advisor to Volcom and Sheppard, Mullin, Richter & Hampton LLP acted as legal advisor to Electric.

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About Electric Visual Evolution LLC
With sunglass and snow goggle design inspired from the surf, skate, snow and music markets, Electric Visual has risen to become the leader in its category. Founded globally, Electric base stations include: Hossegor, France; Byron Bay, Australia; and Global Headquarters in San Clemente, CA. For more information visit www.electricvisual.com.
About Volcom, Inc.
Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.
Safe Harbor Statement
Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to Volcom’s future operations, opportunities or financial performance. In particular, statements regarding the company’s plans with Electric Visual constitute forward-looking statements. Such statements include Mr. Woolcott’s statement regarding leveraging strengths and expertise, Mr. Beach’s statements regarding growing Electric’s existing eyewear business and further expanding into new product categories and statements regarding the acquisition being earnings per share neutral to Volcom in 2008. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Volcom’s actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, sales of Volcom and Electric products by key retailers, including Pacific Sunwear, sales in Europe, general economic conditions, weather, the success of new product categories, changes in fashion trends and consumer preferences, and additional factors which are detailed in the company’s filings with the Securities and Exchange Commission, including the Risk Factors contained in the Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, all of which are filed with the Securities and Exchange Commission and available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
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